Exhibit 10.5
THIRD AMENDMENT
TO THE
TXNM ENERGY, INC.
2024 LONG-TERM INCENTIVE PLAN
PNM Resources, Inc. previously adopted the 2024 Long-Term Incentive Plan (the “Plan”) pursuant to the PNM Resources, Inc. 2023 Performance Equity Plan (the “PEP”). Effective as of August 2, 2024, PNM Resources, Inc. was renamed as TXNM Energy, Inc. (the “Company”). The PEP was subsequently renamed to the TXNM Energy, Inc. 2023 Performance Equity Plan. The Plan has been amended on two prior occasions. By this instrument, the Company desires to amend the Plan as set forth below.
1.This Third Amendment shall be effective as of February 25, 2025.
2.The definition of FFO/Debt Ratio as set forth in footnote 5 of Attachment A of the Plan is hereby amended and restated in its entirety to read as follows:
5 The FFO/Debt Goal equals PNMR’s funds from operations for the fiscal year ending December 31, 2026 divided by PNMR’s total debt outstanding (including any long-term leases other than battery storage agreements and unfunded pension plan obligations, excluding any outstanding debt associated with securitization) as of December 31, 2026. Funds from operations are equal to the amount of PNMR’s net cash flow from operating activities (as reflected on the Consolidated Statement of Cash Flows) as reported in the Company’s Form 10-K for PNMR adjusted by the following items: (1) including amounts attributable to principal payments on imputed debt from long-term leases other than battery storage agreements, (2) excluding changes in PNMR’s working capital, including bad debt expense, (3) excluding the impacts of any consolidation required by the Variable Interest Entities accounting rules and regulations, (4) subtracting the amount of capitalized interest, (5) excluding impacts on material changes to the federal and state tax rate, (6) excluding any contributions to the PNMR or TNMP qualified pension plans, (7) excluding cash invested in cloud computing projects that are treated as operating cash flows, (8) excluding impacts of securitization, (9) impact of extraordinary or non-recuring events occurring after February 25, 2025, and (10) impacts of acquisition activities. The calculation is intended to be consistent with Moody’s calculation of FFO/Debt (which Moody’s refers to as “CFO Pre-WC/Debt”) and includes any other

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adjustments be consistent with Moody’s methodology as of March 1, 2024.
3.This Third Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Third Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Third Amendment.
IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed by its duly authorized representative on this 17th day of April, 2025.
TXNM ENERGY, INC.

By:     /s/ Brian G. Iverson
Brian G. Iverson
General Counsel, Senior Vice President Regulatory and Public Policy, and Corporate Secretary
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